UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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CAPSTONE TURBINE CORPORATION
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMENDMENT No. 1 TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 31, 2017

August 21, 2017

This Amendment No. 1 (the “Amendment”) amends the proxy statement of Capstone Turbine Corporation (the “Company”) dated July 21, 2017 (the “Proxy Statement”).

This Amendment does not change the proposals to be acted on at the Annual Meeting, or the recommendations of the Board of Directors of the Company (the “Board”) in relation thereto, which are described in the Proxy Statement.

The sole purpose of this Amendment is to amend and restate the third full question and answer on Page 2 of the Proxy to clarify how a quorum is reached and the votes required for each proposal, along with the votes required for Proposal 5 (To approve the Capstone Turbine Corporation 2017 Equity Incentive Plan) and Proposal 6 (To approve the amended and restated Capstone Turbine Corporation Employee Stock Purchase Plan). For purposes of clarity, the third full question and answer on Page 2 of the Proxy Statement incorrectly stated that Proposals 5 and 6 require the approval of the majority of shares issued and outstanding and that broker non-votes would have the same effect on these proposals as a vote against them; rather, Proposal 2 (To approve an amendment to Capstone’s Second Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our outstanding shares of Common Stock by a ratio in the range of 1-for-5 and 1-for-10, as determined in the sole discretion of our Board of Directors) is the only proposal in our Proxy Statement that requires the affirmative vote of a majority of outstanding shares of stock entitled to vote as of the record date to approve. Proposals 5 and 6 require the affirmative vote of a majority of outstanding shares of stock present in person or by proxy at the Annual Meeting and entitled to vote as of the record date.

The third full question and answer on Page 2 of the Proxy Statement is hereby amended and restated in its entirety as follows:

How is the quorum reached?

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares entitled to vote at any meeting of stockholders, present in person or represented by proxy as of the record date. Abstentions and broker non votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, and abstentions, but not broker non votes, as to particular proposals will be treated as shares entitled to vote. A broker non vote occurs when a broker holding shares for a beneficial holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain matters (such as Proposals 2 and 9), but it is not permitted to use discretion and vote your shares on other matters (such as Proposals 1, 3, 4, 5, 6, 7 and 8). We urge you to give voting instructions to your broker on all nine proposals. Broker non votes will have no direct impact on Proposals 1, 3, 4, 5, 6, 7 and 8. Concerning the election of directors, you may: (a) vote for all director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. For Proposals 2, 3, 4, 5, 6, 7, and 8, abstentions will have the same effect as a vote against these proposals. For Proposal 9, abstentions will have no effect on the outcome of the vote.

The Vote Required for Proposal 5 (To approve the Capstone Turbine Corporation 2017 Equity Incentive Plan) of the Proxy Statement is hereby amended and restated in its entirety as follows:

Vote Required

A quorum being present, the affirmative vote of a majority of outstanding shares of stock present in person or by proxy at the Annual Meeting and entitled to vote as of the record date is required for the approval of the 2017 Plan. You may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on this proposal.  For purposes of determining whether this proposal has passed, abstentions will have the effect of a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

The Vote Required for Proposal 6 (To approve the amended and restated Capstone Turbine Corporation Employee Stock Purchase Plan) of the Proxy Statement is hereby amended and restated in its entirety as follows:

Vote Required

A quorum being present, the affirmative vote of a majority of outstanding shares of stock present in person or by proxy at the Annual Meeting and entitled to vote as of the record date is required to approve the amendment of the Capstone Turbine

Corporation Employee Stock Purchase Plan. You may vote “FOR”, “AGAINST”, or “ABSTAIN” from voting on this proposal. For purposes of determining whether this proposal has passed, abstentions will have the effect of a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

Unless otherwise expressly provided for in this Amendment, all capitalized words, phrases, or defined terms used in this Amendment will have the same meaning ascribed to them in the Proxy Statement.

Except as expressly set forth in this Amendment, there have been no other changes or modifications to the Proxy, and the Proxy remains otherwise unchanged and in full force and effect.

Important Information

The Company has filed a definitive Proxy Statement with the Securities and Exchange Commission (“SEC”) and has furnished to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2017 Annual Meeting of Stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2017 Annual Meeting, as amended and supplemented by this Amendment, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.